EXHIBIT 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAPSTONE GREEN ENERGY HOLDINGS, INC.

December 7, 2023

Capstone Green Energy Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Capstone Green Energy Holdings, Inc.” The Corporation was originally incorporated under the name “Capstone Turbine International, Inc.” under the original certificate of incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 10, 2004 (the “Original Certificate”).

2. The Original Certificate was amended and restated on September 27, 2023 (the “First Amended and Restated Certificate of Incorporation”).

3. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate of Incorporation”), which both restates and amends the provisions of the First Amended and Restated Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

4. This Second Amended and Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.

5. The text of the First Amended and Restated Certificate of Incorporation is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the Corporation is Capstone Green Energy Holdings, Inc.

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

Article III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808 in the County of New Castle.  The name of the registered agent of the Corporation in the State of Delaware at the registered office is Corporation Service Company.

Article IV
CAPITALIZATION
Section 4.1Authorized Capital Stock.  The total number of shares of all classes of capital stock which the Corporation is authorized to issue is one hundred one million six hundred thousand (101,600,000) shares, consisting of (a) one hundred million (100,000,000) shares of voting common stock, par value $0.001 per share (the “Common Stock”), (b) six hundred thousand (600,000) shares of non-voting common stock, par value $0.001 per share (the “Non-Voting Common Stock”) and (c) one million (1,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).
Section 4.2Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.
Section 4.3Common Stock.
(a)Voting.
(i)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.  The Non-Voting Common Stock shall not have the right to vote, separately or together with the Common Stock, on any amendments hereto (including with respect to any changes to (A) the authorized number of shares of Common Stock or Non-Voting Common Stock or (B) any preferences, rights or powers of the Non-Voting Common Stock).
(ii)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.  The holders of Common Stock shall vote together as a single class on all matters on which the holders of the shares of Common Stock are entitled to vote.
(iii)Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.
(b)Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock and the holders of any shares of Non-Voting Common Stock each shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.
(c)Liquidation Dissolution or Winding Up of the Corporation.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock and the holders of the shares of Non-Voting Common Stock each shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Section 4.4Non-Voting Common Stock.
(a)Generally.  Except as otherwise provided herein or required by applicable law, all Non-Voting Common Stock shall have the same rights and powers as the Common Stock, rank equally to the Common Stock (including upon any liquidation, dissolution or winding up of the Corporation), share ratably in any dividends and distributions, and be identical in all respects to the Common Stock as to all other matters.
(b)Lock-Up Period.
(i)The holders of Non-Voting Common Stock may not transfer any such shares of Non-Voting Common Stock until the end of the period ending on the date that is twelve (12) months immediately following the date of this Second Amended and Restated Certificate of Incorporation (the “Lock-Up Period”); provided, that a holder of Non-Voting Common Stock may transfer such shares of Non-Voting Common Stock during the Lock-Up Period to: (i) such holder’s spouse or descendants (by birth or adoption); (ii) any trust that is and remains solely for the benefit of such holder’s spouse or descendants (by birth or adoption); and/or (iii) a family limited partnership or a family limited liability company solely for the benefit of such holder or such holder’s spouse or descendants (by birth or adoption) (clauses (i), (ii) and (iii), collectively, such holder’s “Family Group”).  Notwithstanding the forgoing, each of the holders of Non-Voting Common Stock (and their permitted transferees) may transfer the Non-Voting Common Stock during the Lock-Up Period in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board or a duly authorized committee thereof or other similar transaction which results in all of the Corporation’s stockholders having the right to exchange their shares for cash, securities or other property.
(ii)After the expiration of Lock-Up Period, upon a sale, assignment or other transfer of any shares of Non-Voting Common Stock by a holder thereof to any person or entity that is not part of such holder’s Family Group, each share of Non-Voting Common Stock so transferred shall automatically upon such transfer, without further action by the transferor or transferee thereof, convert into a share of Common Stock.  The holder selling, assigning or transferring such shares of Non-Voting Common Stock shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for such shares of Non-Voting Common Stock (or such holder shall notify the Corporation that such certificates have been lost, stolen or destroyed in which case such holder shall execute an agreement to indemnify the Corporation from any loss incurred by the Corporation in connection with such certificates) and shall give written notice to the Corporation at such office of the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver, or cause to be issued and delivered, to such recipient of Common Stock the number of full shares of Common Stock issuable upon such conversion.  The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion.
Article V
BOARD OF DIRECTORS
Section 5.1Board Powers.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (as may be amended from time to time, the “Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
Section 5.2Number, Election and Term.
(a)The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.
(b)Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I (the “Class I Directors”),

Class II (the “Class II Directors”) and Class III (the “Class III Directors”).  The Board is authorized to designate members of the Board already in office as Class I Directors, Class II Directors or Class III Directors.  The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate.  At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal.  Subject to Section 5.5 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.  The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.
(c)Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(d)Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.  The holders of shares of Common Stock shall not have cumulative voting rights.
Section 5.3Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4Removal.  Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
Section 5.5Preferred Stock - Directors.  Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms
Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the Board.  The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least 66-2/3% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT
Section 7.1Special Meetings.  Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.  Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.
Section 7.2Advance Notice.  Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
Section 7.3Action by Written Consent.  Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION
Section 8.1Limitation of Director and Officer Liability.  To the fullest extent that the DGCL or any other law of the State of Delaware (as any such law exists on the date hereof or as it may hereafter be amended) permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer.  If, after this Second Amended and Restated Certificate is filed with the Secretary of State of the State of Delaware, the DGCL or any such other law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other law, as so amended.  No amendment to, or modification or repeal of, this Article VIII shall adversely affect any right or protection of, or increase the liability of, any director or officer of the Corporation existing hereunder with respect to any state of facts existing or any act or omission occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such amendment, modification or repeal.
Section 8.2Indemnification and Advancement of Expenses.
(a)To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify, defend and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding.  The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise.  The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.

Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.
(b)The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, agreements, vote of stockholders or disinterested directors, or otherwise.
(c)Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
(d)This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.
Article IX
AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Second Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X.  Notwithstanding the foregoing, the provisions set forth in Section 4.3 and Articles V, VI, VII, VIII, this Article IX and Article X (and any defined terms referenced therein and herein) may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth therein unless such action is approved by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote thereon, voting together as a single class.

Article X
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS
Section 10.1Forum.  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine or (v) any action to interpret, apply, enforce or determine the validity of this Second Amended and Restated Certificate, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction.  Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 10.1 This Section 10.1 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.
Section 10.2Consent to Jurisdiction.  If any action the subject matter of which is within the scope of Section 10.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 10.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.  Any person holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to all of the provisions of this Second Amended and Restated Certificate.
Article XI
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

IN WITNESS WHEREOF, Capstone Green Energy Holdings, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

Capstone Green Energy Holdings, Inc.

By: /s/ John Juric
Name: John Juric
Title: Chief Financial Officer (Principal Financial Officer), Treasurer and Secretary